AGREEMENT AND PLAN OF MERGER

        This Agreement and Plan of Merger (this “Merger Agreement”) is entered into as of _________, 2007, by and between Ikona Gear International, Inc., a Nevada Corporation (“Ikona - Nevada”), and Ikona Gear International, Incorporated, a Delaware corporation and a wholly owned subsidiary of Ikona – Nevada (“Ikona - Delaware”).

W I T N E S S E T H:

WHEREAS, Ikona – Nevada is a corporation duly organized, existing, and in good standing under the laws of the State of Nevada;

WHEREAS, Ikona - Delaware is a corporation duly incorporated, existing, and in good standing under the laws of the State of Delaware;

WHEREAS, Ikona – Nevada has authority to issue up to 100,000,000 Shares (as defined in the Amended Articles of Incorporation of Ikona Gear International, Inc., with each Share representing an ownership interest in Ikona - Nevada;

WHEREAS, prior to the date of this Merger Agreement, Ikona – Nevada has issued 28,349,292 Shares;

WHEREAS, Ikona – Nevada has issued options and warrants to acquire Shares and convertible securities that are convertible into Shares;

WHEREAS, Ikona - Delaware has authority to issue 100,000,000 shares of common stock, par value $0.00001 per share (“Common Stock”) and 25,000,000 shares of preferred stock, par value $0.00001 per share;

WHEREAS, prior to the date of this Merger Agreement, Ikona - Delaware has issued 100 shares of Common Stock to Ikona - Nevada;

WHEREAS, the Board of Directors of Ikona – Nevada (the “Directors”) have unanimously determined that it is advisable and in the best interests of Ikona – Nevada to merge with and into Ikona - Delaware for the purpose of converting Ikona – Nevada into a Delaware corporation on the terms and subject to the conditions provided herein, and the Directors have authorized and approved this Merger Agreement;

WHEREAS, the Board of Directors of Ikona - Delaware (the “Board”) has unanimously determined that it is advisable and in the best interests of Ikona - Delaware to merge with Ikona – Nevada for the purpose of converting Ikona – Nevada into a Delaware corporation on the terms and subject to the conditions herein provided, and the Board has authorized and approved this Merger Agreement; and

WHEREAS, Ikona - Nevada, as the sole stockholder of Ikona - Delaware (the “Stockholder”), has authorized and approved this Merger Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and intending to be legally bound hereby, Ikona - Nevada and Ikona - Delaware agree as follows:

1.

Merger.

a.

Upon satisfaction of the condition set forth in Section 1(b) of this Merger Agreement, Ikona - Nevada shall be merged with and into Ikona - Delaware (the “Merger”), with Ikona - Delaware as the surviving corporation (hereafter sometimes referred to as the “Surviving Corporation”) pursuant to Section 92A.180 of the Nevada Revised Statutes (the “NRS”) and Section 264 of the General Corporation Law of the State of Delaware (the “DGCL”), and the Surviving Corporation shall continue to be governed by the laws of the State of Delaware.  The Merger shall become effective (the “Effective Time”) upon: (1) the filing of the Statement of Merger with the Secretary of State of the State of Nevada in accordance with the NRS; and (2) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.

b.

The Merger shall not occur until such time as Ikona - Delaware completes its initial public offering of securities, or such earlier time as mutually agreed by the parties.

c.

The parties hereto intend that the transfer of assets and liabilities from Ikona - Nevada to the Surviving Corporation pursuant to the Merger shall qualify as a tax-free transfer under Section 351 of the Internal Revenue Code of 1986, as amended, and that no gain or loss be recognized for federal income tax purposes on such transfer or on the receipt of the Surviving Corporation Common Stock by holders of Ikona - Nevada securities.

2.

Governing Documents.

a.

The Certificate of Incorporation of Ikona - Delaware as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, without change or amendment, until thereafter amended in accordance with the provisions thereof and applicable law.

b.

The Bylaws of Ikona - Delaware as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, without change or amendment, until thereafter amended in accordance with the provisions thereof and applicable law.

3.

Directors and Officers.  The directors and officers of Ikona - Delaware as in effect immediately prior to the Effective Time, shall be the directors and officers of the Surviving Corporation at the Effective Time, and such persons shall serve in such capacities, for the terms provided by law or in the Bylaws of the Surviving Corporation, or until their respective successors are elected and qualified.

4.

Succession.  At the Effective Time, Ikona - Nevada shall succeed to Ikona - Delaware in the manner of and as more fully set forth in the DGCL.  At the Effective Time, the separate existence of Ikona - Nevada shall cease.  Without limiting the foregoing, Ikona - Delaware shall: (1) continue to possess all of its assets, rights, power and property as constituted immediately prior to the Effective Time; (2) be subject to all actions previously taken by its Board and by the Managers; (3) succeed, without other transfer, to all of the assets, rights, powers and property of Ikona - Nevada; (4) continue to be subject to all of the debts, liabilities and obligations of Ikona - Delaware as constituted immediately prior to the Effective Time; and (5) succeed, without other transfer, to all of the debts, liabilities and obligations of Ikona - Nevada in the same manner as if Ikona - Delaware had itself incurred them, including outstanding options and warrants.

5.

Conversion of Shares.  At the Effective Time, by virtue of the Merger and without further action on the part of any holder thereof, each Share shall be converted into one (1) fully paid and nonassessable share of Common Stock of the Surviving Corporation, provided that no certificate or scrip representing fractional shares of Common Stock shall be issued.  All fractional shares of Common Stock that a holder of Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results therefrom, such holder shall be entitled to receive a number of shares of Common Stock rounded to the nearest whole number (with .5 being rounded up).

6.

Conversion of Other Securities.  At the Effective Time, each outstanding and unexercised option, warrant or other right to purchase Shares and each outstanding security convertible into Shares shall be converted into the right to purchase, or convert into, as applicable, an equal number of shares of Common Stock of the Surviving Corporation.  Any fractional shares resulting from such conversion shall be addressed in the same manner as set forth in Section 5 of this Merger Agreement.

7.

Stock Certificates and Other Instruments.

a.

At the Effective Time, all of the outstanding certificates which prior to that time represented Shares shall be deemed for all purposes to evidence ownership of and to represent the shares of Common Stock of Ikona - Delaware into which the Shares represented by such certificates have been converted as herein provided.  Upon surrender of the certificates formerly representing Shares, Ikona - Delaware shall issue and deliver stock certificates representing the number of shares of Common Stock into which the Shares represented by such surrendered certificates have been converted.

b.

At the Effective Time, all validly executed instruments and agreements which prior to that time represented the right to purchase or convert into Shares shall be deemed to represent the right to purchase or convert into shares of Common Stock of the Surviving Corporation under the terms of such instruments and agreements.  At the option of the Surviving Corporation, it may require that such instruments and agreements be surrendered and replaced with instruments and agreements in the name of the Surviving Corporation.

8.

Outstanding Common Stock of Ikona - Delaware  At the Effective Time, the 100 shares of Common Stock presently issued and outstanding in the name of Ikona - Nevada shall be canceled and retired and resume the status of authorized and unissued shares of Common Stock, and no shares of Common Stock or other securities of Ikona - Delaware shall be issued in respect thereof.

9.

Governing Law.  This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any applicable principles of conflicts of law.

10.

Counterparts.  This Merger Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement.

11.

Further Assurances.  From time to time, as and when required by Ikona - Delaware or by its successors and assigns, there shall be executed and delivered on behalf of Ikona - Nevada such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in Ikona

- Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Ikona - Nevada, and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of Ikona - Delaware are fully authorized in the name and on behalf of Ikona - Nevada or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments. In addition, each of Ikona - Nevada and Ikona - Delaware agree to do and perform all things required or as may be necessary or desirable to effectuate the purposes and intent hereof.

12.

Amendment and Abandonment.  At any time, this Merger Agreement may be amended in any manner as may be determined in the judgment of the Directors and the Board to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purposes and intent of this Merger Agreement; provided that, no such amendment may alter or change the amount or kind of securities to be received in the Merger or alter or change any term of the Certificate of Incorporation of the Surviving Corporation, in each case without the requisite approval of the Stockholder.  In addition, at any time before the Effective Time, this Merger Agreement may be terminated and the Merger may be abandoned by the Directors and the Board for any reason, including without limitation, if Ikona - Delaware fails to complete its initial public offering of securities, notwithstanding approval of this Merger Agreement by the Stockholder.

IN WITNESS WHEREOF, Ikona - Nevada and Ikona - Delaware have caused this Merger Agreement to be executed as of the date first above written.

Ikona Gear International, Inc.

A Nevada Corporation

By: ___________________________

      Name:

      Title:

Ikona Gear International Incorporated,

A Delaware corporation

By: ___________________________

       Name:

       Title:

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